Exhibit 10.1
Mark D. Whitley
Summary of Employment Terms

Title:	Senior Vice President — Permian Business Unit and Engineering Technology of Range Resources Corporation (the “Company”)

Salary:	$250,000 per annum

Bonus:	An annual bonus to be awarded in February or March in respect of the prior year’s results at the discretion of the Compensation Committee of the Board (the “Compensation Committee”) with a target range of 25% - 50% of base salary ($62,500 - $125,000). Mr. Whitley will become eligible to participate in the bonus program beginning in 2007, based upon 2006 performance.

Initial SARs Grant:	An initial grant of 60,000 stock appreciation rights was made upon hire, with participation in normal annual grants beginning in 2007.

Restricted Stock Grant:	A stock grant of 100,000 shares of restricted common stock was made to Mr. Whitley’s deferred compensation account, which will vest 25% after one year, 50% after two years, 75% after three years and be 100% vested after four years.

Change in Control Plan:	Mr. Whitley will participate in the Company’s Executive Change in Control Plan.

Other Plans:	Mr. Whitley will be eligible to participate in the Company’s 401(k) and deferred compensation plans.